EXHIBIT 10.3

EXECUTION COPY

MASTER TERMS AND CONDITIONS FOR CAPPED CALL TRANSACTIONS

BETWEEN DEUTSCHE BANK AG, LONDON BRANCH AND EQUINIX, INC.

The purpose of this Master Terms and Conditions for Capped Call Transactions (this “Master Confirmation”), dated as of June 9, 2009, is to set forth certain terms and conditions for capped call transactions to be entered into between Deutsche Bank AG, London Branch (“Dealer”) and Equinix, Inc. (“Counterparty”). Each such transaction (a “Transaction”) entered into between Dealer and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and Dealer mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH ANY TRANSACTION HEREUNDER AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

This Master Confirmation and a Confirmation evidence a complete binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Master Confirmation and such Confirmation relates. This Master Confirmation and each Confirmation hereunder shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the Trade Date of the first such Transaction (but without any Schedule except for the election of the laws of the State of New York as the governing law) between Dealer and Counterparty, and such agreement shall be considered the “Agreement” hereunder.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Unit shall be deemed to be a reference to a Call Option or an Option, as context requires.

THIS MASTER CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

The Transactions under this Master Confirmation shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions under this Master Confirmation and the Agreement shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

Chairman of the Supervisory Board: Clemens Börsig Board of Managing Directors: Hermann-Josef Lamberti, Josef Ackermann, Dr. Hugo Banziger, Anthony Dilorio	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a limited liability company incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB.

1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. Confirmations and General Terms:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Dealer with respect to such Transaction.

Each Transaction to which a Confirmation relates is a Capped Call Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions and shall have the following terms:

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Option Type:	Call

Option Style:	Modified American (as described below)

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “EQIX”)

Convertible Notes:	As set forth in the Confirmation for such Transaction

Indenture:	As set forth in the Confirmation for such Transaction

Number of Units:	As set forth in the Confirmation for such Transaction

Applicable Percentage:	As set forth in the Confirmation for such Transaction

Unit Entitlement:	As set forth in the Confirmation for such Transaction

Excluded Provisions:	As set forth in the Confirmation for such Transaction

Strike Price:	As set forth in the Confirmation for such Transaction

Cap Price:	As set forth in the Confirmation for such Transaction

Number of Shares:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Calculation Agent:	Dealer, which shall make all calculations, adjustments and determinations required pursuant to a Transaction. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data without disclosing Dealer’s proprietary models) displaying in reasonable detail the basis for such determination or calculation, as the case may be.

4. Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” (as defined in the Indenture) for Convertible Notes that are Relevant Convertible Notes.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Units (the “Exercisable Units”) equal to the number of Relevant Convertible Notes in denominations of USD1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture, other than Relevant Convertible Notes with a Conversion Date prior to the Free Convertibility Date (each, an “Early Conversion”), shall be automatically exercised, subject to “Notice of Exercise” below; provided that, if Counterparty has elected the exchange in lieu of conversion option with respect to any Relevant Convertible Notes pursuant to the Exchange in Lieu of Conversion Provision, the related number of Units shall not be exercised. For the avoidance of doubt, a Unit may be exercised hereunder only if such Unit is an Exercisable Unit.

Relevant Convertible Notes:	As set forth in the Confirmation for such Transaction

Free Convertibility Date:	As set forth in the Confirmation for such Transaction

Exchange in Lieu of Conversion Provision:	As set forth in the Confirmation for such Transaction

Expiration Time:	The Valuation Time

Expiration Date:	As set forth in the Confirmation for such Transaction

Multiple Exercise:	Applicable, as provided above under “Required Exercise on Conversion Dates”.

Minimum Number of Units:	0

Maximum Number of Units:	Number of Units

Integral Multiple:	Not Applicable

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice of Exercise:	Notwithstanding anything to the contrary in the Definitions, in order to exercise any Exercisable Units, Counterparty must notify Seller in writing prior to 5:00 p.m., New York City time, on the Scheduled Valid Day immediately preceding the Expiration Date of the number of Exercisable Units being exercised.

Market Disruption Event:	Section 6.3(a) of the Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means the occurrence or existence prior to 1:00 p.m. on any Scheduled Valid Day for the Shares of an aggregate one half-hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.”

5. Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:	Seller will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Unit exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Seller will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Net Shares:	In respect of any Exercisable Unit exercised or deemed exercised hereunder, a number of Shares equal to the Applicable Percentage multiplied by the lesser of:

(i) (A) the sum of the quotients, for each Valid Day during the Settlement Averaging Period, of (x) the Unit Entitlement on such Valid Day, multiplied by (y) (1) the amount by which the Cap Price exceeds the Strike Price, if the Relevant Price on such Valid Day is equal to or greater than the Cap Price, (2) the amount by which the Relevant Price exceeds the Strike Price, if such Relevant Price is greater than the Strike Price but less than the Cap Price or (3) zero, if such Relevant Price is less than or equal to the Strike Price, divided by (z) such Relevant Price, divided by (B) the number of Valid Days in the Settlement Averaging Period (provided that, if such exercise relates to the conversion of Relevant Convertible Notes in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the “Conversion Rate” (as defined in the Indenture) set forth in the Make Whole Provision, then, notwithstanding the foregoing, the Net Shares shall include the Applicable Percentage of such additional Shares and/or cash, except that the Net Shares shall be capped so that the value of the Net Shares per Exercisable Unit (with the value of any Shares included in the Net Shares determined by the Calculation Agent using the Relevant Price on the last Valid Day of the Settlement Averaging Period) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement per Exercisable Unit if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Units shall be deemed to be equal to the relevant number of Exercisable Units exercised or deemed exercised and (y) the Make Whole Provision shall be disregarded) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 11(b) of this Confirmation) (this proviso, the “Limited Make Whole Provision”)) and

(ii) the Applicable Limit divided by the Obligation Value Price;

provided that clause (ii) shall not apply if the applicable “Specified Cash Amount” (as defined in the Indenture) for the related Relevant Convertible Note is USD1,000.

Applicable Limit:	In respect of any Exercisable Unit exercised or deemed exercised hereunder, an amount in USD equal to the excess, if any, of (i) the aggregate of (A) the amount of cash, if any, delivered to the holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to such holder upon such conversion multiplied by the Obligation Value Price over (ii) USD1,000.

Obligation Value Price:	The opening price as displayed under the heading “Op” on Bloomberg page EQIX.UQ <Equity> (or any successor thereto) on the Settlement Date.

Valid Day:	Any day on which (i) there is no Market Disruption Event and (ii) The NASDAQ Global Select Market or, if the Shares are not quoted on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which the Shares are listed, opens for trading during its regular trading session.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed on Bloomberg (or any successor service) page EQIX.UQ <Equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Valid Day; or, if such price is not available, the Relevant Price means the market value per Share on such Valid Day as determined by the Calculation Agent.

Settlement Averaging Period:	For any Exercisable Unit exercised or deemed exercised hereunder, the 25 consecutive Valid Days commencing on, and including, the 27th Scheduled Valid Day immediately preceding the Expiration Date.

Settlement Date:	For any Exercisable Unit exercised or deemed exercised hereunder, the third Scheduled Valid Day immediately following the final Valid Day of the Settlement Averaging Period.

Settlement Currency:	USD

Other Applicable Provisions:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11, 9.12 and 10.5 of the Definitions will be applicable as if Physical Settlement were applicable to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares. In addition, notwithstanding anything to the contrary in the Equity Definitions, Seller may, in whole or in part, deliver any Shares hereunder in certificated form representing the Net Shares to Counterparty in lieu of delivery through the Clearance System.

6. Adjustments:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Definitions, a “Potential Adjustment Event” means the occurrence of any event or condition set forth in the Dilution Provision of the Indenture.

Method of Adjustment:	Notwithstanding Section 11.2(c) of the Definitions, upon the occurrence of any event or condition set forth in the Dilution Provision of the Indenture, (i) the Calculation Agent shall make the corresponding adjustment in respect of one or both of the Strike Price and the Unit Entitlement to the extent an analogous adjustment is made under the Indenture and (ii) the Calculation Agent may, in its reasonable discretion, except in the case of any event covered by the Stock Split Provision, make any adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) (as modified herein) of the Definitions to the Cap Price to preserve the fair value of the Transaction to Dealer after taking into account such Potential Adjustment Event; provided that in no event shall the Cap Price be less than the Strike Price.

Stock Split Provision:	As set forth in the Confirmation for such Transaction

7. Extraordinary Events:

Merger Events:	Applicable. Notwithstanding Section 12.1(b) of the Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the Merger Provision of the Indenture.

Promptly following the public announcement of any Merger Event or any public filing with respect to any Merger Event, Counterparty shall notify the Calculation Agent of such Merger Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Merger Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon any form of election of the holders of Shares), Counterparty shall promptly (but in any event prior to the effective time of the Merger Event) notify the Calculation Agent of the types and amounts of consideration elected by a majority of the holders of Shares in any Merger Event who affirmatively make such an election.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Definitions, upon the occurrence of a Merger Event, (i) the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price and the Unit Entitlement to the extent an analogous adjustment is made under the Indenture and (ii) the Calculation Agent may, in its reasonable discretion, make any adjustment consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) of the Definitions to the Cap Price provided that (A) such adjustment shall be made without regard to any adjustment to the Unit Entitlement for the issuance of additional shares as set forth in the Excluded Provisions of the Indenture; (B) if such adjustment would (but for this clause (B)) result in the Shares including (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia and the Calculation Agent determines that (x) treating such Shares as Reference Property (as such term is defined in the Indenture) will have a material adverse effect on Dealer’s rights or obligations in respect of the Transaction, on its Hedging Activities in respect of the Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing and (y) Dealer cannot promptly avoid the occurrence of each such material adverse effect by (I) transferring or assigning its rights and obligations under the relevant Transaction pursuant to Section 11(d) of this Master Confirmation to an affiliate of Dealer that regularly engages in transactions similar to the Transaction or (II) amending the terms of this Master Confirmation or the Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments), no such adjustment shall be made and Cancellation and Payment (Calculation Agent Determination) shall apply; and (C) in no event shall the Cap Price be less than the Strike Price. For the avoidance of doubt, adjustments shall be made pursuant to the provisions of subparagraphs (i) and (ii) above regardless of whether any Merger Event gives rise to an Early Conversion.

Dilution Provision:	As set forth in the Confirmation for such Transaction

Merger Provision:	As set forth in the Confirmation for such Transaction

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination). In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall thereafter be deemed to be the Exchange.

8. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement of the formal or informal interpretation”, (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (iii) replacing the word “Shares” with “Hedge Positions” in clause (X) thereof and (iv) deleting clause (Y) in its entirety.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Additional Disruption Events, Dealer.

9. Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

10. Representations, Warranties and Agreements:

(a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”); and

(ii) it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b) Counterparty hereby represents and warrants to, and agrees with, Dealer on the Trade Date of each Transaction that:

(i) its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(ii) its investments in and liabilities in respect of such Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;

(iii) it understands that Dealer has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law;

(iv) it understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency;

(v) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(vi) (A) Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

(vii) it is not entering into any Transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(viii) on the Trade Date for such Transaction and the Premium Payment Date for such Transaction (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature and (D) Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation;

(ix) such Transaction and any repurchase of the Shares by Counterparty in connection with such Transaction has been approved by its board of directors (or a duly authorized committee thereof) and will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

(x) it is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(xi) without limiting the generality of Section 13.1 of the Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking a position or expressing any view with respect to the treatment of the Transaction under any accounting standards, including without limitation FASB Statements 128, 133, 149 or 150 (each, as amended), EITF Issue No. 00-19, Issue No. 01-6, Issue No. 03-6 or Issue No. 07-5 (or any successor issue statements) or under the FASB’s Liabilities & Equity Project;

(xii) it is not on the Trade Date for such Transaction engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty (other than (A) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M or (B) the distribution of the Convertible Notes) and shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution;

(xiii) without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act; and

(xiv) Counterparty shall deliver to Dealer an opinion of Counterparty counsel, dated as of the Effective Date of such Transaction and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement (other than Section 3(a)(v)).

(c) Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(d) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

11. Miscellaneous:

(a) [Reserved]

(b) Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If Dealer owes Counterparty any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement or under “Termination upon Early Conversion” below that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Dealer Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Dealer Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Merger Date, the Announcement Date (in the case of a Nationalization or Insolvency), or the Early Termination Date or other date of cancellation or termination, as applicable (“Notice of Dealer Termination Delivery”); provided that Counterparty shall not have the right, notwithstanding any notice to the contrary, to require Dealer to satisfy the Dealer Payment Obligation by delivering Termination Delivery Units unless on the date of any such notice, Counterparty represents to Dealer that, as of such date, it is not aware of any material non-public information regarding Counterparty or the Shares. Within a commercially reasonable period of time following receipt of a Notice of Dealer Termination Delivery, Dealer shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such

Dealer Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of the Dealer Payment Obligation).

“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (ii) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to have Dealer deliver cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

If the provisions of this paragraph (b) are applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11, 9.12 and 10.5 of the Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Termination Delivery Units (or any part thereof). Notwithstanding anything to the contrary in the Definitions, Dealer may, in whole or in part, deliver securities comprising Termination Delivery Units in certificated form to Counterparty in lieu of delivery through the Clearance System.

(c) No Set-Off. Obligations under a Transaction hereunder shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under a Transaction hereunder, whether arising under the Agreement, this Master Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

(d) Transfer or Assignment. Dealer may transfer or assign all or any part of its rights or obligations under any Transaction only with the prior written consent of Counterparty. If, as determined in Dealer’s reasonable judgment, (a) at any time (1) the Equity Percentage exceeds 8.0%, (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested shareholder” or “acquiring Person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination or (3) the Units Equity Percentage (as defined below) exceeds 9% (any such condition described in clause (1), (2) or (3), an “Excess Ownership Position”), and (b) Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of one or more Transactions pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of any Transaction(s), such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an

Early Termination Date with respect to a portion of any Transaction(s), a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 11(b) of this Master Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction(s), (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction(s) shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty may not transfer or assign its rights and obligations hereunder without the prior consent of Dealer, which consent shall not be unreasonably withheld. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such transfer or assignment, (ii) such transfer or assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, and (iii) Equinix, Inc. (or any successor obligor under the Convertible Notes) continuing to be obligated with respect to “Notice of Merger Consideration”, “Repurchase Notices”, “Registration” and “Conversion Rate Adjustments” following such transfer or assignment, (iv) such assignment being made to a U.S. person (as defined in the Internal Revenue Code of 1986, as amended), (v) Dealer not, as a result of such assignment, being required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment, (vi) no Event of Default, Potential Event of Default or Termination Event occurring as a result of such assignment, (vii) if Dealer reasonably requests, the transferee agreeing not to hedge its exposure to the Transaction, or to hedge such exposure only pursuant to an effective registration of Equinix, Inc. (or any successor obligor under the Convertible Notes) or otherwise in compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws, (viii) without limiting the generality of clause (v), Counterparty causing the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (v) and (vi) will not occur upon or after such transfer and assignment, and (ix) Counterparty being responsible for Dealer’s reasonable out-of-pocket costs and expenses, including reasonable fees of counsel, incurred in connection with such transfer and assignment.

(e) Additional Termination Events. For any Transaction, the occurrence of (A) an “Event of Default” (as defined in the Indenture for such Transaction) with respect to Counterparty under the terms of the Convertible Notes for such Transaction that results in an acceleration of such Convertible Notes pursuant to the terms of such Indenture, (B) an Amendment Event or (C) a Repayment Event shall be an Additional Termination Event with respect to which such Transaction is the sole Affected Transaction and Counterparty shall be the sole Affected Party, and Seller shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that, in the case of a Repayment Event, the Transaction(s) shall be subject to termination only in respect of the portion of the Transaction(s) corresponding to the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event.

“Amendment Event” means, for any Transaction, that, without the prior written consent of Dealer, Counterparty amends, modifies, supplements or obtains a waiver of any term of the Indenture for such Transaction or the Convertible Notes for such Transaction governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to exchange of the Convertible Notes for such Transaction (including changes to the conversion rate, the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes for such Transaction to amend, in each case where Dealer reasonably determines that such event will have a material adverse effect on Dealer’s rights or obligations in respect of such Transaction, on its Hedging Activities in respect of such Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing.

“Repayment Event” means that, for any Transaction (I) any Convertible Notes for such Transaction are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (II) any Convertible Notes for such Transaction are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (III) any principal of any of the Convertible Notes for such Transaction is repaid prior to the final maturity date of such Convertible Notes (whether following acceleration of such Convertible Notes or otherwise), or (IV) any Convertible Notes for such Transaction are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (II) and clause (IV), conversions of the Convertible Notes for such Transaction (including conversions for which the Counterparty has elected the exchange in lieu of conversion option pursuant to the Exchange in Lieu of Conversion Provision) pursuant to the terms of the Indenture for such Transaction shall not be Repayment Events.

(f) Termination upon Early Conversion. Notwithstanding anything to the contrary in this Master Confirmation, upon the occurrence of a Conversion Date with respect to an Early Conversion other than an Early Conversion that has been validly retracted pursuant to the Retraction Provision by the holder of the related Convertible Note:

(A) Counterparty shall within one Scheduled Valid Day of the Conversion Date (or, if applicable, the final day of the “Conversion Retraction Period” (as defined in the Indenture)) for such Early Conversion provide written notice (an “Excluded Conversion Notice”) to Dealer specifying the number of Relevant Convertible Notes converted on such Conversion Date and not validly retracted;

(B) such Early Conversion shall constitute an Additional Termination Event hereunder with respect to the number of Units relating to the number of Relevant Convertible Notes surrendered for conversion in connection with such Early Conversion (the “Affected Number of Units”), in which case (x) the sole Affected Transaction shall consist of a transaction identical to the Transaction except that Number of Units for such Affected Transaction shall equal the Affected Number of Units and Counterparty shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Units subject to the Transaction immediately prior to the Conversion Date for such Early Conversion shall as of such Conversion Date be reduced by the Affected Number of Units;

(C) notwithstanding anything to the contrary in the Agreement, Dealer shall designate an Early Termination Date in respect of such Affected Transaction, which shall be no earlier than one Scheduled Valid Day following the effective date of delivery of an Excluded Conversion Notice for the related Early Conversion and no later than five Scheduled Valid Days following such effective date; and

(D) for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement (which, for the avoidance of doubt, shall take into account the Limited Make Whole Provision, if such Early Conversion relates to the conversion of Relevant Convertible Notes in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the “Conversion Rate” (as defined in the Indenture) set forth in the Make Whole Provision), Dealer shall assume that (x) the relevant Early Conversion and any adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Rate have occurred pursuant to the Excluded Provisions and (z) the corresponding Convertible Notes remain outstanding.

(g) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Dealer rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transactions.

(h) No Collateral Delivery by Counterparty. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Dealer, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Dealer, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

(i) Assignment of Share Delivery to Affiliates Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(j) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(k) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(l) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(m) Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(n) Postponement of Settlement. Dealer may postpone any Potential Exercise Date or any other date of valuation or delivery by Seller or add additional Settlement Dates or any other date of valuation or delivery by Seller, with respect to some or all of the relevant Units (in which event the Calculation Agent shall make appropriate adjustments to the number of Net Shares), by at most twenty Scheduled Trading Days, if Dealer reasonably determines that such extension is necessary or appropriate to preserve Dealer’s hedging activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements or self-regulatory requirements, or with related policies and procedures applicable to Dealer. In connection with any Settlement Date that is postponed pursuant to the immediately preceding sentence, if Shares are to be delivered by Dealer to Counterparty on such postponed Settlement Date and the record date for any dividend or distribution on the Shares occurs during the period from, and including, the original Settlement Date to, but excluding, such postponed Settlement Date, then on such postponed Settlement Date, in addition to delivering such Shares, Dealer shall pay or deliver, as the case may be, to Counterparty, the per Share amount of such dividend or distribution multiplied by the number of Shares to be delivered.

(o) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or appropriate to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on a Settlement Date for a Transaction, Dealer may, by notice to the Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the Settlement Averaging Period) or delivery times and how it will allocate the Shares it is required to deliver hereunder in connection with any Net Share Settlement among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(p) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Units Equity Percentage as determined on such day is (i) equal to or greater than 6.0% and (ii) greater by 0.5% or more than the Units Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Units Equity Percentage as of the date hereof). The “Units Equity Percentage” as of any day is the fraction the numerator of which is the aggregate of the Applicable Percentage of the Number of Shares for all Transactions hereunder and the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its Affiliates and their respective officers, directors and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, subject to the reporting and profit disgorgement provisions of Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph (p), and to reimburse, upon written request, each such Section 16 Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of such Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to such Section 16 Indemnified Person to represent such Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that such Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (i) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (ii) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this paragraph (p). Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of each Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by any such Section 16 Indemnified Person, unless such settlement includes an unconditional release of each such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to each such Section 16 Indemnified Person. If the indemnification provided for in this paragraph (p) is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (p) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (p) shall remain operative and in full force and effect regardless of the termination of any Transaction.

(q) Early Unwind. In the event the sale of Convertible Notes for any Transaction hereunder is not consummated pursuant to the underwriting agreement (the “Underwriting Agreement”) dated June 9, 2009 between Counterparty and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (the “Representatives”), as representatives of the underwriters thereunder (the “Underwriters”) by the close of business in New York City on the Early Unwind Date set forth in the Confirmation for such Transaction, such Transaction shall automatically terminate on such Early Unwind Date and (i) such Transaction and all of the respective rights and obligations of Dealer and Counterparty under such Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with such Transaction either prior to or after such Early Unwind Date; provided that, if such failure is due to a breach or default on the part of Counterparty under the Underwriting Agreement, Counterparty shall assume, or reimburse the cost of, derivatives or other transactions entered into by Dealer or one or more of its Affiliates in connection with hedging such Transaction. The amount paid by Counterparty shall be Dealer’s actual cost of such derivatives or other transactions as Dealer informs Counterparty and shall be paid in immediately available funds on such Early Unwind Date or, at the election of Counterparty, in lieu of such payment Counterparty may deliver to Dealer, on such Early Unwind Date, Shares with a value equal to such amount, as determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares; provided that in no event shall Counterparty be obligated to deliver in excess of 1,541,787 Shares.

(r) Registration. Counterparty hereby agrees that if any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction, in Dealer’s reasonable judgment based on the advice of outside counsel, cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer and Counterparty, substantially in the form of an underwriting agreement for a registered secondary offering of a similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Dealer, in its reasonable judgment, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or (iii) of this paragraph (r) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement agreements customary for private placements of equity securities of a similar size, in form and substance reasonably satisfactory to Dealer and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placement agreements for private placements of a similar size, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the price displayed under the heading “Bloomberg VWAP” on Bloomberg page EQIX.UQ <Equity> VAP (or successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on a relevant Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method) on such Exchange Business Days, and in the amounts requested by Dealer. For the avoidance of doubt, unless Counterparty elects to repurchase the Hedge Shares pursuant to clause (iii) of this paragraph (r), nothing in this Master Confirmation shall be interpreted as requiring Counterparty to repurchase the Hedge Shares or otherwise pay any amount of cash to Dealer pursuant to this paragraph (r) and under no circumstances shall Counterparty be required to repurchase the Hedge Shares or otherwise pay any amount of cash to Dealer pursuant to this paragraph (r). This paragraph (r) shall survive the termination, expiration or early unwind of any Transaction for a period reasonably determined by Dealer (which period shall end no later than the thirtieth consecutive Valid Day on which Counterparty has satisfied all of its obligations pursuant to this paragraph (r) and the agreements referred to herein).

(s) Conversion Rate Adjustments. Counterparty shall provide to Dealer written notice (such notice, an “Conversion Rate Adjustment Notice”) at least five Scheduled Trading Days prior to consummating or otherwise executing or engaging in any transaction or event other than a stock split, reverse stock split or stock dividend (an “Conversion Rate Adjustment Event”) that would lead to a change in the “Conversion Rate” (as such term is defined in the Indenture), which Conversion Rate Adjustment Notice shall set forth the new, adjusted Conversion Rate after giving effect to such Conversion Rate Adjustment Event (the “New Conversion Rate”). In connection with the delivery of any Conversion Rate Adjustment Notice to Dealer, Counterparty shall, concurrently with or prior to such delivery, (x) publicly announce and disclose the Conversion Rate Adjustment Event or (y) represent and warrant that the information set forth in such Conversion Rate Adjustment Notice does not constitute material non-public information with respect to Counterparty or the Shares.

(t) Counterparty’s Obligation to Pay Cancellation Amounts and Early Termination Amounts. Dealer and Counterparty hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, following Dealer’s receipt of the Premium for any Transaction from Counterparty on the Premium Payment Date for such Transaction, in the event that (i) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to such Transaction and, as a result, Counterparty owes to Dealer an Early Termination Amount or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Definitions, a Cancellation Amount, such amount shall be deemed to be zero. If Counterparty pays the Premium for any Transaction on the Premium Payment Date for such Transaction, then under no circumstances shall Counterparty be required to pay any amount in addition to the Premium with respect to such Transaction, except in the case of a breach by Counterparty of a representation or covenant hereunder.

(u) Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to any Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

12. Addresses for Notice:

If to Dealer:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
	Attention:	Andrew Yaeger

	Telephone:	(212) 250-2717
	Email:	Andrew.Yaeger@db.com

with a copy to:

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
	Attention:	Lars Kestner

	Telephone:	(212) 250-6043
	Email:	Lars.Kestner@db.com

If to Counterparty:	Equinix, Inc.
301 Velocity Way, 5th Floor
Foster City, California 94404
	Attention:	General Counsel
	Facsimile:	(650) 513-7907
	Telephone:	(650) 513-7000

13. Accounts for Payment:

To Dealer:	Bank of New York
ABA 021-000-018
Deutsche Bank Securities, Inc.
A/C 8900327634
FFC: To be provided by Dealer

To Counterparty:	To Be Advised.

14. Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Counterparty: To Be Advised.

15. Amendments to Definitions:

(i) Section 11.2(a) of the Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material”.

(ii) Section 11.2(c) of the Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an” and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(iii) Section 12.9(b)(i) of the Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

Yours sincerely,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Managing Director

By:	/s/ John Arnone
Name:	John Arnone
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., acting solely as agent in connection with this Transaction

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Managing Director

By:	/s/ John Arnone
Name:	John Arnone
Title:	Managing Director

Confirmed as of the

date first above written:

EQUINIX, INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Signature Page to Master Terms and

Conditions for Capped Call Transactions

EXHIBIT A

FORM OF CAPPED CALL

TRANSACTION CONFIRMATION

CONFIRMATION FOR [BASE] [ADDITIONAL] CAPPED CALL TRANSACTION

Date:	[ ]

To:	Equinix, Inc. (“Counterparty”)

Telefax No.:	(650) 513-7907

Attention:	General Counsel

From:	Deutsche Bank AG, London Branch (“Dealer”)

Telefax No.:	44-11-3336-2009

Transaction Reference Number:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between Dealer and Counterparty. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Capped Call Transactions dated as of June 9, 2009 and as amended from time to time (the “Master Confirmation”) between Dealer and Counterparty.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates is entered into as part of an integrated hedging transaction of the Convertible Notes pursuant to the provisions of Treasury Regulation Section 1.1275-6.

3. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:                                                                             [             ]

Chairman of the Supervisory Board: Clemens Börsig Board of Managing Directors: Hermann-Josef Lamberti, Josef Ackermann, Dr. Hugo Banziger, Anthony Dilorio	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a limited liability company incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB.

Effective Date:	The closing date of the [initial issuance of the Convertible Notes][1] [issuance of the Convertible Notes that are Option Securities (as defined in the Underwriting Agreement)].[2]

Premium:	[USD[ ]][3] [An amount in USD equal to the product of (x) the Number of Units and (y) USD[ ].][4]

Premium Payment Date:	The Effective Date

Convertible Notes:	[ ]% Convertible Subordinated Notes of Counterparty due [ ], offered pursuant to a Prospectus to be dated [ ] and issued pursuant to the Indenture.

Number of Units:	The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the [initial issuance of the Convertible Notes, other than any Option Securities (as defined in the Underwriting Agreement)][5] [Overallotment Exercise (as defined below) and that are Option Securities].[6]

Applicable Percentage:	[ ]%

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Unit Entitlement.

Cap Price:	USD[ ]

Number of Shares:	The product of the Number of Units, and the Unit Entitlement.

Expiration Date:	[ ]

Unit Entitlement:	As of any date, a number of Shares per Unit equal to the “Conversion Rate” (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture).

Relevant Convertible Notes:	Whether any Convertible Notes will be Relevant Convertible Notes hereunder or under the [Additional Capped Call Transaction dated as of the date hereof (the “Additional Capped Call Transaction”)][7] [Base Capped Call Transaction dated as of the date hereof (the “Base Capped Call Transaction”)],[8] shall be determined as follows: Convertible Notes that are converted pursuant to the Indenture shall be allocated as Relevant Convertible Notes first to [this

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Transaction until all Units hereunder][9] [the Base Capped Call Transaction until all Units thereunder][10] are exercised or terminated, and then to [the Additional Capped Call Transaction][11] [this Transaction].[12]

Indenture:	The Indenture to be dated as of [ ] by and between Counterparty and [ ], as trustee, and the other parties thereto pursuant to which the Convertible Notes are to be issued. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

Excluded Provisions:	The Make Whole Provision and Section [ ] of the Indenture

Stock Split Provision:	Section [ ] of the Indenture

Make Whole Provision:	Section [ ] of the Indenture

Dilution Provision:	Section [ ] of the Indenture

Exchange in Lieu of Conversion Provision:	Section [ ] of the Indenture

Merger Provision:	Section [ ] of the Indenture

Free Convertibility Date:	[ ]

Retraction Provision:	Section [ ] of the Indenture

Early Unwind Date:	[ ][13] [The scheduled closing date for the issuance of the Option Securities pursuant to the Underwriting Agreement],[14] or such later date as agreed by the parties hereto.

[4. Overallotment Terms

(a) Conditional Confirmation. The effectiveness of this Confirmation is conditioned upon exercise by the Representatives of their option pursuant to Section [    ] of the Underwriting Agreement to purchase all or less than all of the Option Securities (the “Overallotment Exercise”).]15

[9]	Insert for Base Capped Call Transaction.
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[11]	Insert for Base Capped Call Transaction.
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[13]	Insert if Base Capped Call Transaction.
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[4.][5.] Counterparty hereby agrees (a) to check this Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy to Dealer by fax at 44 113 336 2009.

Yours sincerely,

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., acting solely as agent in connection with this Transaction

By:
Name:
Title:

By:
Name:
Title:

Confirmed as of the

date first above written:

EQUINIX, INC.

By:
Name:
Title:

Signature Page to Capped Call Transaction

Confirmation